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                                                                  EXHIBIT 12.1

                         U.S. BANCORP AND SUBSIDIARIES
        COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                                 (in Thousands)



                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                           1995            1994            1993            1992             1991
                                                           ----            ----            ----            ----             ----
Net Income                                              $  328,971      $  254,666      $  341,136      $  211,556      $  232,125
Accounting Changes                                              --              --              --          59,890              --
Income Taxes                                               180,268         108,531         163,691         120,503         100,795
                                                        ----------      ----------      ----------      ----------      ----------
  Earnings before income taxes and
    accounting changes                                     509,239         363,197         504,827         391,949         332,920
                                                        ----------      ----------      ----------      ----------      ----------
Add: Fixed Charges
  Interest on borrowed funds including
    capitalized interest                                   283,059         215,004         172,414         217,261         294,278
  Interest income from federal funds sold (A)               (3,959)         (3,090)         (5,259)        (11,562)        (25,088)
  Interest component of leases (B)                          17,623          18,510          17,310          15,257          13,646
                                                        ----------      ----------      ----------      ----------      ----------
Total fixed charges                                        296,723         230,424         184,465         220,956         282,836
Less: capitalized interest                                      --             (93)            (96)           (470)         (1,532)
                                                        ----------      ----------     -----------      ----------      ----------
Fixed charges                                              296,723         230,331         184,369         220,486         281,304
                                                        ----------      ----------      ----------      ----------      ----------
Earnings before income taxes, accounting changes
  and fixed charges                                     $  805,962      $  593,528      $  689,196      $  612,435      $  614,224
                                                        ----------      ----------      ----------      ----------      ----------
Ratio of earnings to total fixed charges                     2.72x           2.58x           3.74x           2.77x           2.17x
                                                        ----------      ----------      ----------      ----------      ----------
CONSIDERING INTEREST ON DEPOSITS AS FIXED CHARGES (A)

Fixed charges shown above                               $  296,723      $  230,424      $  184,465      $  220,956      $  282,836
Interest on deposits                                       710,044         523,780         525,807         608,439         825,669
                                                        ----------      ----------      ----------      ----------      ----------
Total fixed charges                                      1,006,767         754,204         710,272         829,395       1,108,505
Less: capitalized interest                                      --             (93)            (96)           (470)         (1,532)
                                                        ----------      ----------      ----------      ----------      ----------
Fixed charges                                            1,006,767         754,111         710,176         828,925       1,106,973

Add: earnings before income taxes and
  accounting changes                                       509,239         363,197         504,827         391,949         332,920
                                                        ----------      ----------      ----------      ----------      ----------
Earnings before income taxes, accounting changes
  and fixed charges                                     $1,516,006      $1,117,308      $1,215,003      $1,220,874      $1,439,893
                                                        ----------      ----------      ----------      ----------      ----------
Ratio of earnings to total fixed charges                     1.51x           1.48x           1.71x           1.47x           1.30x
                                                        ----------      ----------      ----------      ----------      ----------

A - Approximates interest expense related to federal funds purchased transactions for purposes other than funding of banking subsidiaries' operations.

B - Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.